November 17, 1995




Mr. Kurt Lange, President
Fidelity Distributors Corporation
82 Devonshire Street
Boston, MA  02109

Dear Mr. Lange:

Under its former name and style, Crosby Plans Corporation, you filed with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, a Registration
Statement, as amended, on Form N-8B-2, registering Fidelity
Destiny Plans, as required under that Act, as a unit investment trust of which Fidelity Distributors Corporation is the Sponsor. You have also filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-6, as amended, covering the registration of the Systematic Investment Plans with or without insurance of Fidelity Destiny Plans.

I have examined the Registration Statement for the Fidelity Destiny Plans and the Custodian Agreement creating such Plans dated July
18, 1969, as amended March 15, 1972, June 30, 1975, March 1,
1982, and September 16, 1994 between Fidelity Distributors
Corporation and State Street Bank and Trust Company.

I am of the opinion that you have validly entered into said
Custodian Agreement with State Street Bank and Trust Company, and said Custodian Agreement is a valid and binding agreement between you and State Street Bank and Trust Company.

I understand that pursuant to Rule 24f-2 under the Investment Company Act of 1940, Fidelity Distributors Corporation has registered an indefinite dollar amount of Plans under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, you are about to file with the Securities and Exchange Commission a notice making definite the registration of 123,584,347 shares of Destiny Plan I and 275,033,552 shares of Destiny Plan II or a total amount of 398,617,899 Plans sold in reliance upon Rule 24f-2 during the fiscal year ended September
30, 1995.

I am of the opinion that shares of Fidelity Destiny Plans, when issued by the Custodian in the manner contemplated in the Custodian Agreement, were legal and valid Plan shares. I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with sales of the Plans.

Very truly yours,



/s/Stuart E. Fross